PART I - FINANCIAL INFORMATION
Item 1.  Financial Statements


                  OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
                             (Dollars in thousands)

                                                   December 31,   March 31,
                                                       1997         1998
                                                  ------------  ------------

ASSETS:
Cable systems, at cost, net of accumulated depreciation and amortization:

Property, plant and equipment                      $   265,783  $   273,162
Intangible assets                                      417,559      415,104
                                                   -----------  -----------
Total                                                  683,342      688,266

Cash and cash equivalents                                3,554        3,555
Subscriber receivables - net                            12,577       11,935
Prepaid expenses and other assets - net                 29,479       28,580
                                                   -----------  -----------
Total                                              $   728,952  $   732,336
                                                   ===========  ===========

LIABILITIES AND PARTNERS' EQUITY (DEFICIENCY):
Subsidiary debt                                    $   427,000  $   470,000
Parent debt                                            200,000      200,000
Other debt                                              46,804        4,503
Accounts payable                                        15,947       17,739
Subscriber advance payments and deposits                 7,907        7,980
Accrued interest and other liabilities                  25,265       29,622
Accrued priority return on preferred limited
partner interests                                       22,241       24,208
Due to affiliates - net                                 55,169       54,694
Deferred income taxes                                   40,836       40,836
                                                   -----------  -----------
Total liabilities                                      841,169      849,582
                                                   -----------  -----------

Commitments and contingencies (Note 4)

Partners' equity (deficiency):
Limited partners' interests                            488,398      508,873
General partners' equity (deficiency)                 (600,615)    (626,119)
                                                   -----------  -----------
Total partners' equity (deficiency)                   (112,217)    (117,246)
                                                   -----------  -----------
Total                                              $   728,952  $   732,336
                                                   ===========  ===========


            See notes to condensed consolidated financial statements.

                                       3

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


                  OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                             (Dollars in thousands)

                                                                            Three Months Ended
                                                                                March 31,
                                                                       ---------------------------
                                                                             1997           1998
                                                                       ------------- -------------

Revenues                                                                $     41,411  $     50,918
                                                                        ------------  ------------

Operating expenses:
Direct operating and programming                                              13,869        17,285
Selling, general and administrative                                            7,511         9,043
Depreciation and amortization                                                  9,939        12,250
Management fees to managing affiliate                                          2,357         2,698
                                                                        ------------  ------------
Total                                                                         33,676        41,276
                                                                        ------------  ------------

Operating income                                                               7,735         9,642
                                                                        ------------  ------------

Other income (expense):
Interest expense                                                             (11,434)      (13,025)
Interest expense - affiliates                                                 (1,650)       (1,650)
Other                                                                            (44)          370
                                                                        ------------  ------------
Total                                                                        (13,128)      (14,305)
                                                                        ------------  ------------

Loss before income taxes                                                      (5,393)       (4,663)
Income tax benefit                                                                75             -
                                                                        ------------  ------------

Net loss                                                                      (5,318)       (4,663)

Priority return on preferred and senior limited partner interests            (18,006)      (20,792)
                                                                        ------------  ------------

Net loss of general and limited partners after priority return          $    (23,324) $    (25,455)
                                                                        ============  ============

Net loss per general and limited partners' unit after priority return   $     (2,332) $     (2,546)
                                                                        ============  ============


               See notes to condensed consolidated financial statements.

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                  OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                             (Dollars in thousands)

                                                               Three Months
                                                              Ended March 31,
                                                        ------------------------
                                                             1997        1998
                                                        ------------ -----------
Cash flows from operating activities:
Net loss                                                 $   (5,318) $   (4,663)
Adjustments to reconcile net loss to net cash provided
by operating activities:
Depreciation                                                  6,024       6,794
Amortization                                                  3,915       5,456
Accretion of non-interest bearing note                        1,813           -
Deferred income taxes                                           (59)          -
Changes in operating assets and liabilities, net of
effects of acquisitions:
Subscriber receivables                                          963         642
Prepaid expenses and other assets                            (1,637)        (46)
Accounts payable                                                118       1,792
Subscriber advance payments and deposits                        693          73
Accrued interest and other liabilities                        1,606       4,285
                                                         ----------  ----------
Net cash provided by operating activities                     8,118      14,333
                                                         ----------- -----------

Cash flows from investing activities:
Business acquisitions                                             -      (2,055)
Expenditures for property, plant and equipment               (9,205)    (13,249)
                                                          ----------  ----------
Cash used for investing activities                           (9,205)    (15,304)
                                                          ----------  ----------

Cash flows from financing activities:
Proceeds from debt                                                -      43,000
Repayments of debt                                          (15,124)    (43,153)
Payments of priority returns                                (18,006)    (18,825)
Amounts advanced to (from) affiliates                         1,657        (475)
Issuance of preferred limited partner interests              19,656      20,475
Capital distributions                                           (50)        (50)
                                                         ----------- -----------
Net cash (used for) provided by financing activities        (11,867)        972
                                                         ----------- -----------

(Decrease) increase in cash and cash equivalents            (12,954)          1

Cash and cash equivalents, beginning of period               26,466       3,554
                                                         ----------- -----------

Cash and cash equivalents, end of period                 $   13,512  $    3,555
                                                         =========== ===========


            See notes to condensed consolidated financial statements.

                  OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
                             (Dollars in thousands)


         The accompanying unaudited condensed consolidated financial statements of Olympus Communications, L.P. and its substantially wholly-owned subsidiaries ("Olympus" or the "Company") have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

         In the opinion of management, all adjustments, consisting of only normal recurring accruals necessary for a fair presentation of the financial position of Olympus at March 31, 1998, and the results of operations for the three months ended March 31, 1997 and 1998, have been included. These condensed consolidated financial statements should be read in conjunction with Olympus' consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 1997 ("Annual Report"). The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998.

1.  The Registrants:

         Olympus Communications, L.P. is a joint venture limited partnership formed under the laws of Delaware with 50% of the outstanding voting interests held by ACP Holdings, Inc., a wholly-owned subsidiary of Adelphia Communications Corporation ("Adelphia") and the managing general partner of Olympus. The remaining 50% of the voting interest is held by various wholly-owned subsidiaries of FPL Group, Inc. Olympus' operations consist primarily of selling video programming which is distributed to subscribers in Florida for a monthly fee through a network of fiber optic and coaxial cables.

         Olympus Capital Corporation, a wholly-owned subsidiary of the Company, was formed solely for the purpose of serving as a co-issuer with Olympus Communications, L.P. of the 10 5/8% Senior Notes due 2006 (the "Senior Notes"). Olympus Capital Corporation has no substantial assets or liabilities and no operations of any kind and the Indenture, pursuant to which such Senior Notes were issued, limits Olympus Capital Corporation's ability to acquire or hold any significant assets or other properties or engage in any business activities other than in connection with the issuance of the Senior Notes.

2. Significant Events Subsequent to the Annual Report:

         Olympus has entered into a definitive agreement for the purchase of cable television systems from Jones Intercable, Inc. These systems will be acquired for $110,000 cash and serve approximately 46,000 subscribers in and around the city of Ft. Myers, Florida. The acquisition, which will be accounted for under the purchase method of accounting, is expected to close during calendar year 1998.

3.   Supplemental Financial Information:

         Cash payments for interest were $7,147 and $9,384 for the three months ended March 31, 1997 and 1998, respectively. Accumulated depreciation of property, plant and equipment amounted to $142,797 and $163,958 at December 31, 1997 and March 31, 1998, respectively. Accumulated amortization of intangible assets amounted to $125,178 and $137,534 at December 31, 1997 and March 31, 1998, respectively.

4.  Commitments and Contingencies:

         Reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operations and the Annual Report for a discussion of material commitments and contingencies.

                                       6